Exhibit 10.1
WELLS FARGO BUSINESS CREDIT
CREDIT AND SECURITY AGREEMENT
THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”) is dated February 25, 2011 (the “Execution Date”), and is entered into between The Spectranetics Corporation, a Delaware corporation (“Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.
RECITALS
Company has asked Wells Fargo to provide it with a $15,000,000 revolving line of credit (the “Line of Credit”). Wells Fargo is agreeable to meeting Company's request, provided that Company agrees to the terms and conditions of this Agreement.
For purposes of this Agreement, capitalized terms not otherwise defined in this Agreement shall have the meaning given them in Exhibit A.

1.	AMOUNT AND TERMS OF THE LINE OF CREDIT.

1.1Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)Line of Credit and Limitations on Borrowing. Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $15,000,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2. Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow. Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo reasonably believes that an Advance would result in an Event of Default.

(b)Maturity and Termination Dates. Company may request Line of Credit Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) the Maturity Date, (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the “Termination Date.”)

(c)Use of Line of Credit Proceeds. Company shall use the proceeds of each Line of Credit Advance and each Letter of Credit for ordinary working capital purposes and for other corporate purposes; provided that Company shall not use the proceeds of any Line of Credit Advance or any Letter of Credit to pay for any costs or expenses related to (i) Company's indemnification or defense of current and former Officers, (ii) any litigation or (iii) any claim that Company has violated any law, rule or regulation.

(d)Revolving Note. Company's obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended, substituted or replaced from time to time, the “Revolving Note”).
1.2Borrowing Base; Mandatory Prepayment.
(a)Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:
(i)85% or such lesser percentage of Eligible Accounts (other than Rent Receivables Accounts) as Wells Fargo in its Permitted Discretion may deem appropriate, plus
(ii)the lesser of (A) 85% or such lesser percentage of Eligible Accounts consisting of Rent Receivables Accounts as Wells Fargo in its Permitted Discretion may deem appropriate or (B) $1,500,000, less
(iii)the Borrowing Base Reserve, less
(iv)Indebtedness that Company owes Wells Fargo that has not been advanced on the Revolving Note, less
(v)Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its Permitted Discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.
(b)Mandatory Prepayment; Overadvances. If unreimbursed Line of Credit Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Company shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless, in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.
1.3Procedures for Line of Credit Advances.
(a)Advances to Operating Account. All Advances shall be credited to Company's demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in an Authenticated Record to disburse to another account.

(b)Advances upon Company's Request. Company may request one or more Advances on any Business Day, provided that, if there are no unreimbursed Advances, Company shall give Wells Fargo at least forty-five (45) days prior written notice of the date of such Advance and Company shall be in compliance with the financial covenants as of and during the applicable Calculation Dates and Periods set forth in Section 5.2. Each request shall be deemed a request for an Advance referencing Daily Three Month LIBOR (each, a “Floating Rate Advance”) unless Company specifically requests that an Advance be funded referencing WFBC Base Rate. On the first Business Day of each month, Company may convert any Advances referencing Daily Three Month LIBOR to Advances referencing WFBC Base Rate and vice versa, provided that Wells Fargo receives such request no later than 11:00 a.m. Denver, Colorado time on the last Business Day of the prior month. No request for an Advance will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record. Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.
(c)Advances through Loan Manager. If Wells Fargo has separately agreed that Company may use the Wells Fargo Loan Manager service (“Loan Manager”), Line of Credit Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a). If Wells Fargo terminates Company's access to Loan Manager, Company may continue to request Line of Credit Advances as provided in Section 1.3(b). Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.
(d)Protective Advances; Advances to Pay Indebtedness Due. Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion (whether or not a Default Period then exists), without Company's compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo's interest in Collateral or to perform any of Company's obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.
1.4Floating Rate Advances. Company may request an Advance at the Floating Rate no later than 11:00 a.m. Denver, Colorado time on the Business Day on which Company wants the Floating Rate Advance to be funded. Rate Hedges may not be used with respect to any Advance that utilizes the Floating Rate.
1.5Collection of Accounts and Application to Revolving Note.
(a)The Collection Account. Company has granted a security interest to Wells Fargo in the Collateral, including without limitation all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the

Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.
(b)Payment of Accounts by Company's Account Debtors. Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.
(c)Application of Payments to Revolving Note. If there are unreimbursed Advances, Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account. If there are no unreimbursed Advances, Wells Fargo will withdraw Account Funds deposited to the Collection Account and credit them to the Operating Account on the Business Day of deposit to the Collection Account. If payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.
1.6Interest and Interest Related Matters.
(a)Interest Rates Applicable to Line of Credit.
Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows: As selected by Company pursuant to Section 1.3(b), the “Floating Rate” for Line of Credit Advances is equal to (i) an interest rate equal to Daily Three Month LIBOR plus the applicable Margin, which interest rate shall change whenever Daily Three Month LIBOR changes or (ii) an interest rate equal to the WFBC Base Rate plus the applicable Margin, which interest rate shall change whenever WFBC Base Rate changes.
(i)    The Margins through and including the first adjustment occurring as specified below shall be three and one quarter of one percent (3.25%) for Advances referencing Daily Three Month LIBOR, and one quarter of one percent (0.25%) for Advances referencing WFBC Base Rate. Except as set forth in Section 1.6(a)(ii), the Margins shall be adjusted on the first calendar day of the month following the month of receipt by Wells Fargo of Company's audited financial statements pursuant to Section 5.1(a) on the basis of the Net Income of Company as of December 31st of the previous year, in accordance with the following table (numbers appearing between “< >” are negative):

Net Income	Margin for Advances Referencing Daily Three Month LIBOR	Margins for Advances Referencing WFBC Base Rate
Net Income as of December 31st of the previous year is less than $1,695,000.	3.25%	.25%
Net Income as of December 31st of the previous year is $1,695,000 or more but less than $2,035,000.	3.00%	0.00%
Net Income as of December 31st of the previous year is $2,035,000 or more.	2.75%	<0.25%>

(ii)    If Company fails to timely deliver to Wells Fargo its audited financial statements pursuant to Section 5.1(a) as agreed or an Event of Default has occurred and is continuing, no reduction in Margin shall be made. Upon the occurrence of an Event of Default, Wells Fargo may increase any Margin to the highest agreed upon Margin and impose the Default Rate.
(iii)    If amended or restated financial statements would change previously calculated Margins, or if Wells Fargo determines that any financial statements have materially misstated Company's financial condition, then Wells Fargo may, using the most accurate information available to it, recalculate the financial test or tests governing the Margins and retroactively reduce or increase the Margins from the date of receipt of such amended or restated financial statements and charge Company additional interest, which may be imposed on it from the beginning of the appropriate month to which the restated statements or recalculated financial tests relate or to the beginning of the month in which any Event of Default has occurred, as Wells Fargo in its sole discretion deems appropriate.
(b)Default Interest Rate. Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period, a “Default Period”), or during a time period specified in Section 1.8, or at any time following the Termination Date, in Wells Fargo's sole discretion and without waiving any of its other rights or remedies, the unpaid principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.6(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the day on which such Event of Default occurs through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.
(c)Interest Accrual on Payments Applied to Revolving Note. Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.5(c), but, if there are any outstanding Advances, the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.
(d)Usury. No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law. Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.
1.7Fees.
(a)Origination Fee. Company shall pay Wells Fargo a one time origination fee of $50,000, which shall be fully earned and payable upon the execution of this Agreement.
(b)Unused Line Fee. Company shall pay Wells Fargo an annual unused line fee of one quarter of one percent (0.25%) of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the Execution Date to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.
(c)Collateral Exam Fees. Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection; but (i) Company shall not, with the exception of fees, costs, and expenses incurred during Default Periods, be required to reimburse Wells Fargo for more than (A) one such exam per year as long as Liquidity at all times is equal to or exceeds $15,000,000, the unpaid principal amount of the Revolving Note is zero at all time since the previous collateral exam, audit and inspection and Company has not delivered to Wells Fargo a request for an Advance within the preceding six month period and (B) two such exams per year at all other times and (ii) Company shall not, with the exception of fees, costs, and expenses incurred during Default Periods, be required to reimburse Wells Fargo to the extent that the fees, costs and expenses for such exams, audits and inspections exceed $10,000 per year (excluding any collateral exams, audits and inspections conducted before the Execution Date).
(d)Overadvance Fees. Company shall pay an Overadvance fee of $500.00 for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo's acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default. Company shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.
(e)Treasury Management Fees. Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo's current service fee schedule.
(f)Letter of Credit Fees. Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of three percent (3.0%) of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase by an additional three percent (3.0%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.
(g)Letter of Credit Administrative Fees. Company shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.
(h)Other Fees and Charges. Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo's sole discretion following oral notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company's request for an Advance following such notice shall constitute Company's agreement to pay such fees and charges.
1.8Interest Accrual; Principal and Interest Payments; Computation.
(a)Interest Payments and Interest Accrual. Accrued and unpaid interest under the Revolving Note on Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.3(d), and Section 1.5(c). Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.
(b)Payment of Revolving Note Principal. The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.
(c)Payments Due on Non-Business Days. If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.
(d)Computation of Interest and Fees. Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(e)Liability Records. Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments with respect to the Indebtedness in such form and content as Wells Fargo in its sole discretion deems appropriate. Wells Fargo's calculation of the amount of the Indebtedness shall be presumed correct unless proven otherwise by Company. Upon request, Company will admit and certify to Wells Fargo in a Record the exact unpaid principal amount of Indebtedness that Company then believes to be due and payable to Wells Fargo. Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.
1.9Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.
(a)Termination or Reduction by Company after Advance Notice. Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 90 days prior to the proposed Termination Date, and (ii) pays the Indebtedness in full or down to the reduced Maximum Line Amount. Any reduction in the Maximum Line Amount shall be in multiples of $500,000, with a minimum reduction of at least $1,000,000.
(b)Non-Renewal by Company; Notice. If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least 90 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company fails to deliver to Wells Fargo such timely notice, then the unpaid principal amount of the Revolving Note shall accrue interest at the Default Rate commencing on the 90th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company's intention not to renew.

1.10Letters of Credit.
(a)Issuance of Letters of Credit; Amount. Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company's account. Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $0 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount.
(b)Additional Letter of Credit Documentation. Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Company's obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).
(c)Expiration. No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.
(d)Obligation of Reimbursement During Default Periods. If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of presentment of the underlying draft until reimbursement in full at the Default Rate. Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.
1.11Special Account. If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base. If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo. Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness. Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

2.	SECURITY INTEREST AND OCCUPANCY OF COMPANY'S PREMISES.
2.1Grant of Security Interest. Company hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Company shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.
2.2Notifying Account Debtors and Other Obligors; Collection of Collateral. During a Default Period, Wells Fargo may at any time deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo. Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo's request. After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo's or in Company's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.
2.3Assignment of Insurance. As additional security for the Indebtedness, Company hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo. At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo's or Company's name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.
2.4Company's Premises.
(a)Wells Fargo's Right to Occupy Company's Premises. Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take non-exclusive possession of all locations where Company conducts its business or has any rights of possession, including without limitation the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.
(b)Wells Fargo's Use of Company's Premises. Wells Fargo may use the Premises to store, sell, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.
(c)Company's Obligation to Reimburse Wells Fargo. Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo for all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.
2.5License. Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of selling, leasing or otherwise disposing of any or all Collateral during any Default Period.
2.6Financing Statements.
(a)Authorization to File. Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo's Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any commercial tort claims. All financing statements filed before the Execution Date to perfect the Security Interest were authorized by Company and are hereby re-authorized.
(b)Termination. Wells Fargo shall, at Company's expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo's receipt of the following, in form and content satisfactory to Wells Fargo: (i) cash payment in full of all Indebtedness and a completed performance by Company with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to make Advances under the Line of Credit or under any other facility with Company has been terminated, (iii) a release of all claims against Wells Fargo by Company relating to Wells Fargo's performance and obligations under the Loan Documents, and (iv) an agreement by Company, any Guarantor, and any new lender to Company to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.
2.7Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due.

2.8Collateral Related Matters. This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency. Wells Fargo's duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral. Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application. Wells Fargo has no obligation to clean-up or prepare Collateral for sale. Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.
2.9Notices Regarding Disposition of Collateral. If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3.	CONDITIONS PRECEDENT.
3.1Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit. Wells Fargo's obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.
3.2Additional Conditions Precedent to All Advances and Letters of Credit. Wells Fargo's obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default; and (c) Wells Fargo has conducted a collateral exam, audit and inspection during the six (6) month period preceding the date of the requested Advance or issuance of the Letter of Credit.

4.	REPRESENTATIONS AND WARRANTIES.
To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D. Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation or warranty specifically relates to an earlier date.

5.	COVENANTS.
So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.
5.1Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:
(a)Annual Financial Statements. As soon as available and in any event within 120 days after Company's fiscal year end, Company's audited financial statements prepared by Ehrhardt Keefe Steiner Hottman PC or any other independent certified public accountant approved by Wells Fargo, which shall include Company's balance sheet, income statement, and statement of retained earnings and cash flows prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company's Affiliates. The annual financial statements shall be accompanied by the unqualified opinion of such accountant and a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by an authorized Officer.
(b)Monthly Financial Statements. As soon as available and in any event within 20 days after the end of each month, a Company prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year-to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company's Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company's chief financial officer; provided, however, as long as Liquidity at all times is equal to or more than $15,000,000, the unpaid principal amount of the Revolving Note is zero at all times during such month and the Borrowing Base Reserves at all times are equal to or less than $1,000,000 in the aggregate, Borrower may elect not to include the calculations of the financial covenants under Section 5.2 in the Compliance Certificate.
(c)Collateral Reports. No later than 10 days after each month end (or more frequently if Wells Fargo shall request it), a detailed aging of Company's accounts receivable and, if Liquidity at any time is less than $15,000,000, the unpaid principal amount of the Revolving Note exceeds zero at any time during such month, or the Borrowing Base Reserves at any time exceed $1,000,000 in the aggregate, a detailed aging of Company's accounts payable, in each case as of the end of that month or shorter time period requested by Wells Fargo.
(d)Projections. No later than December 31st of each fiscal year, Company's projected balance sheet and income statement and statement of cash flows for each month of the next fiscal year, certified as representing Company's reasonable projections by Company's chief financial officer and accompanied by a statement of assumptions and supporting schedules and information.

(e)Supplemental Reports. (i) As long as Liquidity at all times is equal to or more than $15,000,000, the unpaid principal amount of the Revolving Note is zero at all times during such month and the Borrowing Base Reserves at all times are equal to or less than $1,000,000 in the aggregate, monthly, or more frequently if Wells Fargo requests, a completed Wells Fargo standard form “daily collateral report”, together with receivables schedules, collection reports and credit memos, and (ii) at all other times, weekly, or more frequently if Wells Fargo requests, a completed Wells Fargo standard form “daily collateral report”, together with receivables schedules, collection reports and credit memos.
(f)Litigation. No later than five days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $50,000.
(g)Intellectual Property. (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company's intention to acquire such rights; (ii) except for transfers permitted under Section 5.17, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company's intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company's Intellectual Property Rights by any Person, (B) claims that Company is Infringing another Person's Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company's Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company's Intellectual Property Rights.
(h)Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.
(i)Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company's customers exceeding $100,000 individually or $500,000 in the aggregate during any fiscal year and (ii) credit memos not previously reported in Section 5.1(e).
(j)Changes in Officers. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company's Officers.
(k)Collateral. Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.
(l)Commercial Tort Claims. Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company's damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may request.

(m)Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners.
(n)Violations of Law. No later than three days after discovery of any violation, a Record notifying Wells Fargo of Company's violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on Company.
(o)Notices Under Corporate Integrity and Non-Prosecution Agreements. No later than three days after Company's receipt, a copy of any demand letter, notice of material breach and intent to exclude, or other correspondence from OIG regarding any penalty imposed under, or alleged violation of, the Corporate Integrity Agreement.  No later than three days after Company's receipt, a copy of any notice or correspondence from the United States Attorney's Office for the District of Colorado or the United States Department of Justice regarding any alleged violation of the Non-Prosecution Agreement.  No later than three days after the date thereof, a copy of any request or notice from Company regarding a written request for an extension of time under Article X of the Corporate Integrity Agreement.
(p)Pension Plans. (i) Promptly upon discovery, and in any event within 30 days after Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company's chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by Company's chief financial officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company's chief financial officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.
(q)Liquidity. Promptly but in any event within three Business Days of the occurrence thereof, a Record notifying Wells Fargo if Liquidity at any time is less than $15,000,000.
(r)Other Reports. From time to time, with reasonable promptness, all customer lists, inventory reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2Financial Covenants. Company agrees to comply with the financial covenants described below, which shall be calculated as of and during the Calculation Dates and Periods, in each case, using GAAP consistently applied, except as the calculation of such financial covenants may be otherwise modified by the defined terms used herein:
(a)Minimum Book Net Worth. Company shall maintain its Book Net Worth at all times in the amount of not less than $66,000,000, determined as of the end of each quarter.
(b)Minimum Adjusted EBITDA. Company shall achieve, for each period described below, Adjusted EBITDA of not less than the amount set forth for each such period:

Period	Minimum Adjusted EBITDA
The twelve months ending December 31, 2010	$5,000,000
The twelve months ending March 31, 2011	$5,000,000
The twelve months ending June 30, 2011	$5,000,000
The twelve months ending September 30, 2011	$6,000,000
The twelve months ending December 31, 2011 and the twelve months ending on the last day of each quarter thereafter	$8,000,000
(c)Capital Expenditures. Company and its Subsidiaries shall not incur or contract to incur Capital Expenditures of more than $13,000,000 in the aggregate during any fiscal year of Company beginning with Company's fiscal year ending December 31, 2010.
(d)Maximum Indemnification Expenses. During the period beginning January 1, 2010 to and including the Maturity Date, Company shall not pay or accrue costs and expenses related to its indemnification or defense of current and former Officers in an amount in excess of $11,500,000 in the aggregate, determined as of the end of each month.
5.3Other Liens and Permitted Liens.
(a)Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company's business or operations as presently conducted; (ii) Liens in existence on the

Execution Date that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value and so long as no Default Period is then in existence and none would exist immediately after such acquisition; and (v) Liens for taxes not yet due and payable.
(b)Financing Statements. Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company's assets, other than Wells Fargo. Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.
5.4Indebtedness. Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company's behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F; and (c) indebtedness secured by Permitted Liens.
5.5Guaranties. Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Execution Date and described in Exhibit F.
5.6Investments and Subsidiaries. Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including without limitation any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:
(a)Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A 1” or “A 2” by Standard & Poor's Ratings Services or “P 1” or “P 2” by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);
(b)Travel advances to Company's employees made in the ordinary course of business and in any event not exceeding at any one time an aggregate of $500,000;
(c)Prepaid rent not exceeding one month or security deposits; and
(d)Current investments in those Subsidiaries in existence on the Execution Date which are identified on Exhibit D.

5.7Dividends and Distributions. Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock in any fiscal year in excess of the dividends set forth in Company's projections for such fiscal year provided to Wells Fargo pursuant to Section 5.1(d), or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.
5.8Salaries. Company shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director or Officer by more than the amount deemed reasonable by the compensation committee of Company's Board of Directors.
5.9Books and Records; Collateral Examination; Inspection and Appraisals.
(a)Books and Records; Inspection. Company shall keep complete and accurate books and records with respect to the Collateral and Company's business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP. Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Company's affairs with any of its Directors, Officers, employees or agents.
(b)Authorization to Company's Agents to Make Disclosures to Wells Fargo. Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo's employees, accountants, attorneys and other Persons acting as its agent, at Company's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company.
(c)Collateral Exams and Inspections. Company shall permit Wells Fargo's employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours.
5.10Account Verification; Payment of Permitted Liens.
(a)Account Verification. Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company's Accounts and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.
(b)Covenant to Pay Permitted Liens. Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.
5.11Compliance with Laws.
(a)General Compliance with Applicable Law; Use of Collateral. Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
(b)Compliance with Federal Regulatory Laws. Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an officer of Company from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo's related policies and procedures.
(c)Compliance with Environmental Laws. Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.
5.12Payment of Taxes and Other Claims. Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including without limitation the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.
5.13Maintenance of Collateral and Properties.
(a)    Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo. Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)    Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Company shall keep all Collateral free and clear of all Liens except Permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person's Intellectual Property Rights.
5.14Insurance. Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its sole discretion may require and including, (a) product liability insurance and directors and officers insurance in amounts equal to at least the amounts in effect on the Execution Date and (b) as applicable, hazard coverage on an “all risks” basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles. All insurance policies must contain an appropriate lender's interest endorsement or clause, and name Wells Fargo as an additional insured.
5.15Preservation of Existence. Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.
5.16Delivery of Instruments, etc. Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by Company.
5.17Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than (i) the sale of Inventory in the ordinary course of business and (ii) the sales of product lines, Equipment, facilities, and real property that are obsolete or being phased out of use for business purposes or have reached the end of their useful life to Company in an amount not to exceed $1,000,000 in the aggregate without the prior consent of Wells Fargo delivered to Company in an Authenticated Record. Company shall not liquidate, dissolve or suspend business operations. Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business. Company shall not license any other Person to use any of Company's Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with contract manufacturing, sales of Inventory or the provision of services to its customers.
5.18Consolidation and Merger; Asset Acquisitions. Unless Wells Fargo otherwise consents in an Authenticated Record delivered to Company, which consent shall not be unreasonably withheld, Company shall not (a) consolidate with or merge into any other entity, or (b) with respect to transactions each with an aggregate purchase price in excess of $750,000 (whether payable in cash, notes, stock or otherwise), permit any other entity to merge into it or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.
5.19Sale and Leaseback. Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.
5.20Restrictions on Nature of Business. Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.
5.21Accounting. Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Company will not change its fiscal year.
5.22Discounts, etc. After notice from Wells Fargo, Company will not at any time modify, amend, subordinate, cancel or terminate any Account.
5.23Pension Plans. Except as disclosed to Wells Fargo in a Record prior to the Execution Date, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.
5.24Place of Business; Name. Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises. Company will not permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Company will not change its name or jurisdiction of organization.
5.25Constituent Documents; S Corporation Status. Company will not amend its Constituent Documents, other than amendments to Company's bylaws which do not adversely affect Wells Fargo, the Collateral or its value, the enforceability, perfection or priority of Wells Fargo's Security Interest or Wells Fargo's rights under the Loan Documents or any other document or agreement described in or related to this Agreement, in each case as determined by Wells Fargo in its Permitted Discretion; provided that Company shall deliver to Wells Fargo any amendment to its bylaws that does not require Wells Fargo's prior consent hereunder within ten (10) Business Days of the adoption thereof. Company will not become an S Corporation.
5.26Performance by Wells Fargo. If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys' fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.
5.27Wells Fargo Appointed as Company's Attorney in Fact. To facilitate Wells Fargo's performance or observance of Company's obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo's agents, as Company's attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.
5.28Regulation U. Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
5.29Reliance on Certificates. Wells Fargo shall be fully protected in relying on the certificates delivered by any Officer certifying to Wells Fargo the names and signatures of the persons who are duly elected, qualified and acting as officers or agents of Company. Company shall promptly (but in any event within three (3) Business Days) certify to Wells Fargo in an Authenticated Record any change in any facts so certified and Wells Fargo is hereby indemnified and saved harmless by Company from any claims, demands, expenses, loss or damage resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer or person whose name and signature was so certified, or refusing to honor any signature or authority not so certified.
5.30Corrective Filings with United States Patent and Trademark Office.
(a)On or before May 31, 2011, Company shall deliver to Wells Fargo evidence, in form and content acceptable to Wells Fargo in its sole discretion, that all corrective notices and filings and other assignment documents described in Section (h) of Exhibit D, other than the notices, filings and assignment documents related to patent number 7,572,254, patent number 7,846,153, patent number 5,514,128 and patent application number 12/649,759, have been recorded with the United States Patent and Trademark Office.
(b)On or before August 31, 2011, Company shall deliver to Wells Fargo evidence, in form and content acceptable to Wells Fargo in its sole discretion, that all corrective notices and filings and other assignment documents described in Section (h) of Exhibit D related to patent number 5,514,128 and patent application number 12/649,759 have been recorded with the United States Patent and Trademark Office.
(c)Company will use its reasonable efforts to deliver to Wells Fargo evidence, in form and content acceptable to Wells Fargo in its sole discretion, that all corrective notices and filings and other assignment documents described in Section (h) of Exhibit D related to patent number 7,572,254, patent number 7,846,153 have been recorded with the United States Patent and Trademark Office.

6.	EVENTS OF DEFAULT AND REMEDIES.
6.1Events of Default. An “Event of Default” means any of the following:
(a)Company fails to pay the amount of any Indebtedness on the date that it becomes due and payable;
(b)Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness;
(c)An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;
(d)An event of default or termination event (however defined) occurs under any Rate Hedge Agreement, derivative, foreign exchange, or similar transaction or arrangement entered into between Company and Wells Fargo;
(e)Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company or any Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company or any Guarantor;
(f)Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company or such Guarantor as debtor; or any such petition is instituted against Company or any Guarantor; or Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company or any Guarantor;
(g)Company fails to comply with the Corporate Integrity Agreement or the Non-Prosecution Agreement, receives any demand letter or notice of material breach and intent to exclude from OIG under Article X of the Corporate Integrity Agreement, or receives any notice alleging a violation of the Non-Prosecution Agreement.
(h)Any representation or warranty made by Company in this Agreement or by any Guarantor in any Guaranty, or by Company (or any of its officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)Any final, non-appealable arbitration awards, judgments, or decrees or orders for the payment of money in an amount in excess of $3,000,000 individually or $5,000,000 in the aggregate which are not insured or subject to indemnity, are entered against Company which are not immediately stayed or appealed;
(j)Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any agreement pursuant to which Company licenses Licensed Intellectual Property, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;
(k)Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;
(l)Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;
(m)Any Guarantor repudiates or purports to revoke the Guarantor's Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;
(n)Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;
(o)Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company's ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs an event or circumstance that would have a Material Adverse Effect on the business or financial condition of Company;
(p)Any Director, officer of Company or Guarantor is indicted for a felony offense under state or federal law, or Company hires an officer of Company or appoints a Director who has been convicted of any such felony offense; or
(q)Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company's assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.
6.2Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:
(a)Wells Fargo may terminate the Line of Credit and decline to make Advances, if any, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;
(b)Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;
(c)Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;
(d)Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral (without posting a bond or other form of security, which Company hereby waives), to proceed with or without judicial process (without a prior hearing or notice of hearing, which Company hereby waives) and to sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo's demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties; provided that Wells Fargo will provide Company, upon Company's request, with reasonable access to copies of all Collateral consisting of mail and e-mail addressed to Company;
(e)Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;
(f)Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.11;

(g)Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral (to which appointment Company hereby consents) without the necessity of posting a bond or other form of security (which Company hereby waives); and
(h)Wells Fargo may exercise any other rights and remedies available to it by law or agreement.
6.3Immediate Default and Acceleration. Following the occurrence of an Event of Default described in Section 6.1(e) or Section 6.1(f), the Line of Credit shall immediately terminate and all of Company's Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.	MISCELLANEOUS.
7.1No Waiver; Cumulative Remedies. No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents. No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances. The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law. Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
7.2Amendments; Consents and Waivers; Authentication. No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo's Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo's Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver. The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.
7.3Execution in Counterparts; Delivery of Counterparts. This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once Authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument. Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument. Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company's failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.
7.4Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:
(a)Delivery of Notices, Requests and Communications. Any notice, request, demand, or other communication by any party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo's Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel to which the parties have agreed.
(b)Addresses for Delivery. Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which any party may modify by a Record sent to the other party), or through Wells Fargo's CEO portal or other secure electronic channel to which the parties have agreed.
(c)Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo's CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.
(d)Confidentiality of Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:
(a)Delivery of Company Information Records. Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo's CEO portal or other secure electronic channel to which the parties have agreed.
(b)Addresses for Delivery. Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo's CEO portal or other secure electronic channel to which the parties have agreed.
(c)Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo's CEO portal or similar secure electronic channel to which the parties have agreed.
(d)Authentication of Company Information Records. Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo's CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.
(e)Certification of Company Information Records. Any Record (including without limitation any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.
(f)Confidentiality of Company Information Records Sent by Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure. Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo's CEO portal file upload service without risk of unauthorized disclosure.
7.6Further Documents. Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo's rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).
7.7Costs and Expenses. Company shall pay on demand all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest. Wells Fargo acknowledges receipt of a $40,000 deposit from Company to be used toward its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with negotiation, preparation, execution and delivery of the Loan Documents dated as of the Effective Date.
7.8Indemnity. In addition to its obligation to pay Wells Fargo's expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future officers, directors, employees, attorneys and agents (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”):
(a)Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or any other document or agreement described in or related to this Agreement, or the making of the Advances;
(b)Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.11; and
(c)Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel) in connection with this Agreement (including as set forth in Section 5.29) and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.
If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee's request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company's sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law. Company's obligations under this Section shall survive the termination of this Agreement and the discharge of Company's other obligations under this Agreement.
7.9Retention of Company's Records. Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo. If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.
7.10Binding Effect; Assignment; Complete Agreement. The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo's prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.
7.11Sharing of Information. Company agrees that Wells Fargo & Co. and any direct and indirect Subsidiaries of Wells Fargo & Co., may, among themselves, discuss or otherwise utilize any and all information (including Confidential Information) they may have in their possession regarding Company and its Affiliates, and Company waives any right of confidentiality it may have with respect to such exchange of such information.  Except as provided in the preceding sentence, Wells Fargo covenants and agrees to hold all Confidential Information in confidence, and agrees not to use and not to disclose any of the contents of, provide any Person with copies of, or use for any purpose not related to the financial accommodations made hereunder, any Confidential Information other than disclosure to (a) Wells Fargo & Co., any direct or indirect Subsidiaries of Wells Fargo & Co. (including Wells Fargo) or any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of Wells Fargo & Co. or such Subsidiaries (the “Wells Receivers”), (b) any prospective or actual assignees, syndication parties or participants, (c) any rating agency of Wells Fargo and (d) governmental authorities with appropriate jurisdiction over Wells Fargo; provided that each such Person is informed of the confidential nature of the Confidential Information, and has agreed to treat the Confidential Information as confidential in accordance with terms and conditions no less protective than as set forth in this Section 7.11.  Notwithstanding the above stated obligations, no Person will be liable for disclosure or use of Confidential Information which (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person's possession or known to such Person prior to receipt in connection with the financial accommodations made hereunder, (iii) is or becomes known to the public (without breach of any obligations hereunder), (iv) is or becomes available to such Person from a source, other than a Wells Receiver, which is not known to such Person to be under an obligation of confidentiality to Company; or (v) is independently developed by such Person without the use of the Confidential Information.
7.12Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.
7.13Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
7.14Definitional Terms and Rules of Interpretation. All accounting terms not otherwise defined in this Agreement shall have the meanings given them in accordance with GAAP. Unless the context clearly requires otherwise, the word “or” has the inclusive meaning represented by the phrase “and/or”. References to Sections, subsections, Exhibits, Schedules and the like, are to Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents) and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents). Unless otherwise specified, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time, and any corresponding provisions of successor statutes or regulations.

7.15Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado. The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City and County of Denver, State of Colorado; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
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COMPANY AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
THE SPECTRANETICS CORPORATION	WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Guy A. Childs Name: Guy A. Childs Its: Chief Financial Officer	By: /s/ Karen S. Kenney Name: Karen S. Kenney Its: Authorized Signatory

COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

The Spectranetics Corporation	THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
Fax: (719) 447-2091
Attn: Guy A. Childs
e-mail: guy.childs@spnc.com, with a copy to
             Roger.Wertheimer@spnc.com
Federal Employer ID No. 84-0997049
Organization No. DE 2165111

By: /s/ Guy A. Childs Name: Guy A. Childs Its: Chief Financial Officer

Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division
MAC-C7300-210
1740 Broadway
Denver, Colorado 80274
Fax: (303) 863-4904
Attention: Nathan D. Bogg
e-mail: nathan.d.bogg@wellsfargo.com
WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Karen S. Kenney Name: Karen S. Kenney Its: Authorized Signatory

Signature Page to Credit and Security Agreement

REVOLVING NOTE

$15,000,000                                        February 25, 2011
FOR VALUE RECEIVED, the undersigned, The Spectranetics Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated February 25, 2011 (as amended from time to time, the “Agreement”) and entered into between Wells Fargo and Company, at Wells Fargo's office at Denver, Colorado, or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars  ($15,000,000) or the aggregate unpaid principal amount of all Advances under the Line of Credit made by Wells Fargo to Company under the terms of the Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement. Principal and interest accruing on the unpaid principal amount of this Revolving Note shall be due and payable as provided in the Agreement. This Revolving Note may be prepaid only in accordance with the Agreement.
This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note. This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.
Company shall pay all costs of collection, including without limitation reasonable attorneys' fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
THE SPECTRANETICS CORPORATION

By: /s/ Guy A. Childs
Name: Guy A. Childs
Its: Chief Financial Officer

Exhibit A to Credit and Security Agreement
DEFINITIONS
“Account Funds” is defined in Section 1.5(a).
“Accounts” shall have the meaning given it under the UCC.
“Adjusted EBITDA” means, for any period,
(a) Net Income, plus
(b) to the extent deducted in determining such Net Income:
(i) Interest Expense,
(ii) income tax expense,
(iii) depreciation and amortization,
(iv) non-cash stock compensation,
(v) special or non-recurring items (including special or non-recurring items related to litigation) in an amount not to exceed $1,000,000 in the aggregate for any fiscal year,
(vi) $6,500,000 accrued or expensed in September 2010 for litigation costs related to Company's obligation to indemnify and defend former Officers, and
(vii) non-cash impairment to good will, all determined for Company on a consolidated basis in accordance with GAAP.
“Advance” and “Advances” means an advance or advances under the Line of Credit.
“Affiliate” or “Affiliates” means Spectranetics International B.V., Spectranetics Deutschland GmbH and any other Person controlled by, controlling or under common control with Company, including without limitation any Subsidiary of Company. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.
“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.
“Book Net Worth” means the aggregate of the Owners' equity in Company, determined on a consolidated basis and in accordance with GAAP.
“Borrowing Base” is defined in Section 1.2(a).
“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its Permitted Discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo's Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo's judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.
“Business Day” means a day on which the Federal Reserve Bank of New York is open for business.
“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any asset capitalized on Company's balance sheet, but not including periodic payments to Kensey Nash relating to an acquisition of certain assets in a total amount not to exceed $11,500,000 in the aggregate.
“Calculation Dates and Periods” means
(i) with respect to Section 5.2(a), Section 5.2(b) and Section 5.2(c),
(A) if:
(I) Liquidity at any time is less than $15,000,000, or
(II) the unpaid principal amount of the Revolving Note exceeds zero at any time during the applicable period, or
(III) on the applicable date, or the Borrowing Base Reserves at any time exceed $1,000,000 in the aggregate, on the dates and during the periods set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c);
(B) if, after the initial Advance, the unpaid principal amount of the Revolving Note is zero for thirty consecutive days, on the dates and during the periods set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) that occur during the quarter in which the unpaid principal amount of the Revolving Note was paid down to zero and the first full quarter following the date on which the unpaid principal amount of the Revolving Note was paid down to zero; and
(C) if there are no unreimbursed Advances outstanding and Company has given Wells Fargo notice of its request for an Advance under Section 1.3(b), on the dates and during the periods set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) that occurred during the quarter preceding the quarter during which such notice was given; and
(ii) with respect to Section 5.2(d), on the last day of each month.
“CEO” is defined in Section 7.4(a).
“Collateral” means all of Company's Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.
“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable.
“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.
“Confidential Information” means all non-public, confidential or proprietary information of Company that is disclosed to Wells Fargo prior to or during the term of this Agreement by Company or any of its Officers, employees, agents or representatives, and includes, without limitation, any trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Company.
“Constituent Documents” means with respect to any Person, as applicable, that Person's certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person's existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person's owners.

“Corporate Integrity Agreement” means the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Company, dated as of December 22, 2009.
“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.
“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.
“Default Period” is defined in Section 1.6(b).
“Default Rate” is defined in Section 1.6(b).
“Director” means a member of Company's board of directors.
“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.
“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:
(a)That portion of Accounts unpaid 90 days or more after the invoice date;
(b)That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset (including a claim of deferred revenue offset) or a contra account, or which reflect a reasonable reserve for warranty claims or returns;
(c)That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor including credit card and C.O.D. sales;

(d)Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;
(e)Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo's Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);
(f)Accounts denominated in any currency other than United States Dollars;
(g)Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo's possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;
(h)Accounts owed by an account debtor that is insolvent or is the subject of bankruptcy proceedings or that has gone out of business;
(i)Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;
(j)Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;
(k)That portion of Accounts that has been restructured, extended, amended or modified;
(l)That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;
(m)Accounts owed by an account debtor and its affiliates, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of the aggregate amount of all Accounts;
(n)Accounts owed by an account debtor and its affiliates, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such account debtor is ineligible under clauses (a), (b), or (k) above; and

(o)Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its Permitted Discretion.
“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.
“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.
“Event of Default” is defined in Section 6.1.
“Execution Date” is defined in the introductory paragraph of this Agreement.
“Floating Rate” is defined in Section 1.6(a).
“Floating Rate Advance” is defined in Section 1.3(b).
“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.
“General Intangibles” shall have the meaning given it under the UCC.
“Guarantor(s)” means any Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty.
“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).
“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.
“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including all obligations arising under any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.
“Indemnified Liabilities” is defined in Section 7.8.
“Indemnitee” is defined in Section 7.8.
“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.
“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including without limitation all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
“Interest Expense” means for a fiscal year-to-date period, Company's total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.
“Interest Payment Date” is defined in Section 1.8(a).
“Inventory” shall have the meaning given it under the UCC.
“Investment Property” shall have the meaning given it under the UCC.
“L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.
“L/C Application” means an application for the issuance of standby Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement, in form acceptable to Wells Fargo.
“Letter of Credit” and “Letters of Credit” are each defined in Section 1.10(a).
“Licensed Intellectual Property” is defined in Exhibit D.
“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage
(a)    “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo for the purpose of calculating the effective Floating Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans. Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
(b)    “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Revolving Note.
“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.
“Line of Credit” is defined in the Recitals.
“Liquidity” means the sum of (a) the amount, if any, by which the Borrowing Base up to the amount of the Maximum Line Amount exceeds the unpaid principal amount of the Revolving Note plus the L/C Amount, plus (b) the aggregate amount of cash and securities held by Company in deposit accounts and securities accounts maintained at Wells Fargo.
“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Guaranty, each Subordination Agreement, each Standby Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement. Any documents or other agreements entered into between Company and Wells Fargo that relate to any Rate Hedge Agreement, derivative, foreign exchange, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.
“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.
“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.
“Margin” means a rate per annum, expressed as a percentage, as more fully defined in Section 1.6 (a).
“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Material Adverse Effect” means any of the following:
(a)    A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Company;
(b)    A material adverse effect on the ability of Company to perform its obligations under the Loan Documents or any other document or agreement related to this Agreement;
(c)    A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including without limitation a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or
(d)    Any claims against Company or threats of litigation which if determined adversely to Company would cause Company to be liable to pay an amount exceeding $3,000,000 individually or $5,000,000 in the aggregate or would result in the occurrence of an event described in clauses (a), (b) and (c) above.
“Maturity Date” means February 25, 2014.
“Maximum Line Amount” is defined in Section 1.1(a).
“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.
“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.
“Non-Prosecution Agreement” means the Spectranetics Non-Prosecution Agreement by and among Company, the United States Attorney's Office for the District of Colorado and the United States Department of Justice's Office of Consumer Litigation, dated as of December 17, 2009.
“Obligation of Reimbursement” is defined in Section 1.10(b).
“OFAC” is defined in Section 5.11(b).
“Officer” means an executive officer of Company whose compensation is fixed by the compensation committee of the Board of Directors of the Company and, in any event, Company's chief executive officer and chief financial officer.
“OIG” means the Office of Inspector General of the Department of Health and Human Services.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo's Commercial Account Agreement in effect for demand deposit accounts.
“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.
“Owned Intellectual Property” is defined in Exhibit D.
“Owner” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.
“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.
“Permitted Discretion” shall mean, as used in this Agreement with reference to Wells Fargo, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.
“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.
“Premises” is defined in Section 2.4(a).
“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo's base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.
“Proceeds” shall have the meaning given it under the UCC.
“Rate Hedge” means any interest rate swap or interest rate collar agreement applicable to borrowings advanced by Wells Fargo under this Agreement.
“Rate Hedge Agreement” is an agreement entered into between Wells Fargo (or any of its affiliates) and Company for purposes of providing Company with a Rate Hedge.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.
“Rent Receivables Accounts” means Accounts owed by account debtors renting from Company Inventory consisting of equipment.
“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
“Revolving Note” is defined in Section 1.1(d).
“Security Documents” means this Agreement, the Patent and Trademark Security Agreement, and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.
“Security Interest” is defined in Section 2.1.
“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully described in Section 1.11.
“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.
“Subordinated Creditor(s)” means any Person now or in the future subordinating indebtedness of Company owed to that Person to the payment of the Indebtedness.
“Subordinated Debt” means indebtedness owed by Company that has been subordinated to Wells Fargo by a Subordinated Creditor pursuant to a Subordination Agreement.
“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of Wells Fargo (if more than one, the “Subordination Agreements”).
“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.
“Termination Date” is defined in Section 1.1(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.
“Unused Amount” is defined in Section 1.7(b).
“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.
“Wells Receivers” is defined in Section 7.11.
“WFBC Base Rate” means, for any day, a fluctuating rate equal to the Prime Rate in effect on such day.

Exhibit B to Credit and Security Agreement
PREMISES
The Premises referred to in the Credit and Security Agreement have an address of 9965 Federal Drive, Colorado Springs, CO 80921 and 3305 N. Cascade Ave., Colorado Springs, CO 80907, and are legally described as follows:
LOT 3 FAIRLANE TECHNOLOGY PARK FILING NO. 2
EL PASO COUNTY, COLORADO
In the event of any conflict between the address and the legal description, the legal description shall control.

B- 1

Exhibit C to Credit and Security Agreement
CONDITIONS PRECEDENT
Wells Fargo's obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo. The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.
A.    Loan Documents to be Executed by Company:
(1)The Revolving Note.
(2)The Credit and Security Agreement.
(3)The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Company will subscribe to, including the Loan Manager Service Description and the Lockbox and Collection Account Service Description.
(4)The Patent and Trademark Security Agreement.
B.    Loan Documents to be Executed by Third Parties:
(1)A Landlord's Disclaimer and Consent to each lease entered into by Company and that Landlord with respect to the Premises, pursuant to which the Landlord waives its Lien in any goods or other Inventory of Company located on the Premises.
(2)Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender's interest endorsement in Wells Fargo's favor and with all liability insurance naming Wells Fargo as additional insured.
(3)A letter from Company's legal counsel summarizing the litigation with Cardiomedica S. p. A.
C.    Documents Related to the Premises:
(1)Any leases pursuant to which Company is leasing the Premises from a lessor.
D.    Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches:
(1)Current searches of Company in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.
(2)Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Company that is held for resale, showing that (i) UCC financing statements sufficient to protect Company's and Wells Fargo's interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Company's, other than Company, or if there exists any such secured party, evidence that each such party has received notice from Company and Wells Fargo sufficient to protect Company's and Wells Fargo's interests in Company's goods from any claim by such secured party.
E.    Constituent Documents:
(1)The Certificate of Authority of Company, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Company's Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Company is a party, (ii) an Incumbency Certificate containing the signatures of Company's Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Company's behalf, (iii) Company's Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Company's state of organization, certifying that Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary's Certificate of Company's secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.
(2)Evidence that Company is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
(3)A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.
(4)An Opinion of Counsel issued by Company's counsel and addressed to Wells Fargo.
F.    Miscellaneous Matters or Documents:
(1)Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance or issuance of a Letter of Credit, including without limitation all legal expenses incurred through the date of the closing of this Agreement.
(2)Evidence that Company has deposited $10,000,000 in the aggregate into securities accounts or deposit accounts maintained with Wells Fargo.

(3)Evidence that Liquidity is equal to or exceeds $15,000,000.
(4)Evidence that after making the initial Advance, paying all trade payables older than 30 days from due date, and paying all book overdrafts and closing costs, the sum of availability under the Line of Credit plus cash on hand is not less than $20,000,000.
(5)Any documents or other agreements entered into by Company and Wells Fargo that relate to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo not already provided pursuant to the requirements of (A)-(E) above.
(6)Such other documents as Wells Fargo in its reasonable discretion may require.

Exhibit D to Credit and Security Agreement
REPRESENTATIONS AND WARRANTIES
Company represents and warrants to Wells Fargo as follows:
(a)Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement. During its existence, Company has done business solely under the names set forth below in addition to its correct legal name. Company's chief executive office and principal place of business is located at the address set forth below, and all of Company's records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth below. Company's name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company's signature.

Trade Names
Spectranetics Spectranetics Corporation

Chief Executive Office / Principal Place of Business
9965 Federal Drive Colorado Springs, Colorado 80921

Other Inventory and Equipment Locations
96 Talamine Ct.
Colorado Springs, Colorado 80907

3305 N. Cascade Ave.
Colorado Springs, Colorado 80907

Spectranetics International B.V.
Plesmanstratt 6
3833 La Leusden
The Netherlands

Spectranetics Deutschland GmbH
Beethovenstrasse 1a
97080 Würzburg
Germany
In addition to the locations listed above, Company leases capital equipment to customers in many locations within the United States and around the world.

(b)Organizational Chart. The Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Organizational Chart
The Spectranetics Corporation | Spectranetics International B.V. | Spectranetics Deutschland GmbH
(c)Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company's Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the Execution Date; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company's Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.
(d)Legal Agreements. This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.
(e)Subsidiaries. Except as disclosed below, Company has no Subsidiaries.

Subsidiaries
Spectranetics International B.V. Spectranetics Deutschland GmbH
(f)Financial Condition; No Adverse Change. Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended December 31, 2009, and unaudited financial statements for the fiscal year ended December 31, 2010, and those statements fairly present Company's financial condition as of those dates and the results of Company's operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Except as set forth below and since the date of the most recent financial statements, there has been no Material Adverse Effect on Company's business, properties or condition (financial or otherwise).

Financial Condition Changes
NONE
(g)Litigation. There are no actions, suits or proceedings pending or, to Company's knowledge, threatened against or affecting Company or any of its Affiliates or the properties of Company or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Affiliates, would result in a final judgment or judgments against Company or any of its Affiliates in an amount in excess of $1,000,000, apart from those matters specifically disclosed below.

Litigation Matters

On December 29, 2009, Company announced that it had reached a resolution with the United States Department of Justice (DOJ) and the Office of Inspector General (OIG) of the United States Department of Health and Human Services regarding a federal investigation which had commenced on September 4, 2008. As part of the resolution, in December 2009 Company entered into a Non-Prosecution Agreement with the DOJ, a civil Settlement Agreement with the DOJ and the OIG, and a five-year Corporate Integrity Agreement with the OIG.

Securities Class Actions

Several securities class action lawsuits were filed against Company and certain of its executives in 2008.  In 2009, these cases were consolidated into one case styled as In re Spectranetics Corporation Securities Litigation, Case No. 08-2049 in the United States District Court for the District of Colorado, and a group of investors identified as the Spectranetics Investor Group was appointed lead plaintiff.

On August 4, 2009, the Spectranetics Investor Group filed its consolidated class action complaint, naming Company, John Schulte, Guy Childs, Jonathan McGuire, Emile Geisenheimer, and Craig Walker as defendants.  The consolidated complaint asserts claims under the Securities Exchange Act of 1934 alleging that the defendants either failed to disclose, made false and misleading statements, and/or participated in a common plan, scheme and unlawful course of conduct involving, among other things, improper marketing, promoting and testing of its products and the products of third parties for unapproved uses; payments to medical personnel in connection with these uses; withholding data from the FDA; the lack of effective regulatory compliance controls and adequate internal and financial controls; and materially inflating Company's financial results as a result of this conduct.  Lead plaintiff seeks class certification, compensatory damages, legal fees and such other relief as the court may deem proper.  The defendants moved to dismiss the consolidated class action complaint on September 18, 2009.  Various motions were subsequently filed opposing and supporting the dismissal and the Court has not yet ruled on these motions.

Stockholder Derivative Action

Several stockholder derivative actions were filed in 2008 and 2009 against Emile Geisenheimer, David Blackburn, Guy Childs, R. John Fletcher, Martin Hart, Joseph Ruggio, John Schulte and Craig Walker (the “Individual Defendants”), and Company as a nominal defendant in the United States District Court for the District of Colorado and the District Court of El Paso County, Colorado.  These actions were ultimately consolidated into one action styled as Kopp v. Geisenheimer, Case No. 08-2102 in the United States District Court for the District of Colorado.  The lawsuits allege that the Individual Defendants breached their fiduciary duties, grossly mismanaged Company, wasted corporate assets, abused their control and were unjustly enriched, as indicated by, among other things, the FDA and ICE investigation; Company's stock price decline following disclosure of such investigation; Company's receipt of an inquiry from the Securities and Exchange Commission; and the suit against Company by its former Director of Marketing alleging Company marketed, promoted and tested its products for unapproved uses.  Plaintiff seeks damages, equitable and/or injunctive relief, restitution and disgorgement of profits, costs and disbursements of the action, and other relief deemed proper. On December 15, 2010, the United States District Court for the District of Colorado issued an order preliminarily approving the settlement. A hearing to determine whether the court should issue an order of final approval of the settlement has been scheduled for March 11, 2011. Additional information concerning the hearing and the terms of the proposed settlement can be found in the Notice of Pendency and Settlement of Derivative Actions included with Company's 8-K filed in December of 2010.

Settlement

On June 22, 2010, Company announced that it had agreed in principle to settle both the securities class action litigation and the stockholder derivative case. Under the proposed class action settlement, the claims against Company and its officers and directors will be dismissed with prejudice and released in exchange for a cash payment of $8.5 million to be funded by Company's insurers. The proposed settlement remains subject to the satisfaction of various conditions, including negotiation and execution of a final stipulation of settlement, and approval by the U.S. District Court for the District of Colorado following notice to members of the class. Terms for distribution of the settlement fund to class members, less fees awarded by the court to class counsel, and other terms of the settlement will be disclosed in a notice to be sent to class members after preliminary court approval.

Under the proposed derivative settlement, plaintiffs (on their own behalf and derivatively on behalf of Company) will dismiss the stockholder derivative case with prejudice and release their claims in exchange for formalizing certain corporate governance procedures and payment of attorneys fees of $350,000. As with the class action settlement, the proposed settlement will be funded by Company's insurers and remains subject to the satisfaction of various conditions, including negotiation and execution of a final stipulation of settlement and approval by the U.S. District Court for the District of Colorado.

Cardiomedica
Company has been engaged in a dispute with Cardiomedica S.p.A. (Cardiomedica), an Italian company, over the existence of a distribution agreement between Cardiomedica and Company. Cardiomedica originally filed the suit in July 1999. The lower court's judgment was rendered on April 3, 2002. In June 2004, the Court of Appeal of Amsterdam affirmed the lower court's opinion that an exclusive distributor agreement for the Italian market was entered into between the parties for the three-year period ending December 31, 2001, and that Cardiomedica may exercise its right to compensation from Spectranetics B.V. for its loss of profits during such three-year period. The appellate court awarded Cardiomedica the costs of the appeal, which approximated $20,000, and referred the case back to the lower court for determination of the loss of profits. Cardiomedica had asserted lost profits of approximately 1.3 million euros, which was based on their estimate of potential profits during the three-year period. In December 2006, the court made an interim judgment which narrowed the scope of Cardiomedica's claim from their original claim of lost profits associated with 10 hospitals down to lost profits on two hospitals during the period from 1999 to 2001. On July 1, 2009, the Court issued a ruling in favor of Cardiomedica for an amount equal to $0.6 million, which includes a judgment for lost profits, interest thereon, and certain costs assessed by the Court related to the proceedings.  Such amount was paid in July 2009.

On September 14, 2009, Cardiomedica appealed the ruling of the District Court, seeking additional damages of 1.4 million euros, consistent with its initial claim for damages at the outset of the lawsuit.  Company intends to vigorously defend itself against this appeal.

The appeal is now going through the customary briefing schedule before the Court of Appeals with filings by Cardiomedica in support of its appeal and filings by the Company in opposition to it. An oral hearing occurred on November 30, 2010 and the parties are awaiting a preliminary ruling from the Court, which is expected to occur not later mid April 2011

Kenneth Fox

Company and its Dutch subsidiary are defendants in a lawsuit brought in the District Court of Utrecht, the Netherlands (“the Dutch District Court”) by Kenneth Fox. Mr. Fox is an inventor named on patents licensed to Company under a license agreement assigned to Interlase LP. In this action, Mr. Fox claims an interest in royalties payable under the license and seeks alleged back royalties of approximately $2.2 million. However, in an earlier interpleader action, the United States District Court for the Eastern District of Virginia, Alexandria Division, has already decided that any royalties owing under the license should be paid to a Special Receiver for Interlase. Company has made all such payments. The United States District Court has also twice held Mr. Fox in contempt of the Court's permanent injunction that bars him from filing actions like the pending action in the Netherlands, and the Court has ordered Mr. Fox to dismiss the Dutch action and to pay Company's costs and expenses. Mr. Fox has not yet complied with the United States District Court's contempt orders. In August 2006, the Dutch District Court ruled that it does not have jurisdiction over Company and that proceedings would move forward on the basis of jurisdiction over Spectranetics B.V. only, which Company believed significantly narrowed the scope of the claim. Mr. Fox appealed the Dutch District Court's jurisdiction decision.  In April 2008, the Dutch Court of Appeal in Amsterdam ruled that the Dutch District Court does have jurisdiction over Company and the Court of Appeal referred the matter back to the Dutch District Court for further proceedings and decision involving both companies.

On August 19, 2009, Mr. Fox filed his final statement of rejoinder in the Dutch trial court. T he pleadings before the Dutch Court at the trial stage are now complete.  On February 1, 2010, a hearing on the pleadings was held before a panel of three judges.

On June 9, 2010, the Dutch Court issued its ruling, followed by a decision that dismissed Mr. Fox's claims against both Company and Spectranetics B.V.  The Court also awarded Company a nominal amount as attorney's fees.  Mr. Fox has appealed the decision of the Court.

Company intends to vigorously defend against Mr. Fox's claims should Mr. Fox appeal.

(h)Intellectual Property Rights.
(i)Owned Intellectual Property. Set forth below is a complete list of all U.S. patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and material registered copyrights for which Company is the owner (the “U.S. Owned Intellectual Property”). In addition, Company is the owner of record of various patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and registered copyrights issued or registered in foreign jurisdictions (which together with the U.S. Owned Intellectual Property are referred to herein as the “Owned Intellectual Property”). Except as set forth below or elsewhere in this Exhibit D or in Schedule D, (A) Company owns the Owned Intellectual Property free and clear of all restrictions (including without limitation covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, except for licenses granted in the ordinary course of business, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.
(ii)Agreements with Employees and Contractors. Company has entered into a legally enforceable agreement with each Person that is an employee obligating that Person to assign to Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person's employment with Company (except to the extent prohibited by law), and further obligating that Person to cooperate with Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee will create, discover, or invent Intellectual Property Rights.
(iii)Intellectual Property Rights Licensed from Others. Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than (A) readily available, non-negotiated licenses of computer software and other intellectual property (“Off-the-shelf Software”), (B) such agreements the cancellation or termination of which would not have a Material Adverse Effect on Company's financial condition, properties or operations, (C) such agreements that relate to Licensed Intellectual Property that is used for internal business process and procedures, other than what is required to operate Company's accounting system and (D) agreements that relate to Licensed Intellectual Property that is used for external functions but the failure to have such license would not prevent Company from manufacturing and selling its products and services, together with a summary of any ongoing payments Company is obligated to make with respect to Licensed Intellectual Property. Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company's licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether agreed to in a Record Authenticated by Company or otherwise. Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.
(iv)Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company's business as it is presently conducted or as Company reasonably foresees conducting it.
(v)Infringement. Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person's Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company's knowledge, is there any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures
Regarding patent number 7,572,254 and patent number 7,846,153, Company has received an executed assignment of such patents from all of the inventors except Scott Tedder; regarding patent number 5,514,128, Company has received an executed assignment of such patent from all of the inventors except Kevin Taylor; and regarding patent application number 12/649,759, Company has received an executed assignment of such patent from all of the inventors except Chris Hebert. In each case, Company is in the process of either obtaining executed assignments of the patents, which will then be filed with the United States Patent and Trademark Office, or submitting to the United States Patent and Trademark Office a copy of the relevant employment agreement, and any affidavits requested by the United States Patent and Trademark Office, evidencing that the inventor agreed to assign any inventions to Company.

Company is a party to a patent license agreement dated February 28, 1997 with Medtronic, Inc. pursuant to which Medtronic has granted Company a worldwide exclusive license to commercialize products using certain Medtronic patents and technology related to Company's SLS device. The license agreement expires on the date of expiration of the last licensed patent unless terminated earlier as a result of breach, insolvency, or our failure to perform for more than 180 days within any 12-month period due to force majeure. Company pays Medtronic royalties as a specified percentage of net sales of products using the licensed Medtronic patents. For 2009, Company incurred royalties of approximately $1.2 million to Medtronic under this license agreement. Estimate for 2010 is $1.3 million.

Company is party to an amended vascular laser angioplasty catheter license agreement with SurModics pursuant to which SurModics has granted Company a worldwide non-exclusive license to use a lubricious coating that is applied to Company's products using certain SurModics patents. Company pays SurModics royalties as a specified percentage of net sales of products using their patents subject to a quarterly minimum royalty. The license agreement expires on the later of the date of expiration of the last licensed patent or the fifteenth anniversary of the date a licensed product is first sold unless terminated earlier (1) by either party if the other party is involved with insolvency, dissolution or bankruptcy proceedings, (2) by Company upon 90 days' advance written notice, or (3) by SurModics upon 60 days' advance written notice if Company has failed to perform its obligations under the agreement and has not cured such breach during such 60-day period, or if the amount of royalties Company pays SurModics is not greater than specified levels. For 2009, Company incurred royalties of approximately $0.7 million to SurModics under this license agreement. Estimate for 2010 is $0.6 million.

In December 2009, Company entered into a license agreement with Peter Rentrop, M.D. As part of the agreement, Company received a worldwide, exclusive license to certain patents and patent applications owned by Dr. Rentrop, which, in general, apply to laser catheters with a tip diameter less than 1 millimeter. Company pays Dr. Rentrop royalties as a specified percentage of net sales of products using his patents subject to a quarterly minimum royalty. The license agreement expires in January 2020, unless terminated earlier in accordance with its terms. Estimated expense for 2010 is $0.8 million.

Software Provider	Software Name	Functionality	Agreement Name	Date	Annual Fees
Oracle Corporation	Oracle Applications	ERP Systems/Financials	Oracle License and Services Agreement	5/31/2005	$247,000
ADP, Inc.	PayExpert, HRB, eTime, TaxWare	Payroll processing, benefits administration, timekeeping, sales tax reporting	ADP Services Agreements	Various	$171,000

Concur Solutions	Concur Expense	Employee travel expense reporting	Service Contract	9/15/2009	$67,000
eTrade Financial	Equity Edge	Stock option administration	Equity Edge Services Agreement	1/1/2009	$40,000

UNITED STATES PATENTS See attached Schedule D UNITED STATES ISSUED TRADEMARKS, SERVICE MARKS AND COLLECTIVE MEMBERSHIP MARKS REGISTRATIONS
Mark	Registration Number	Registration Date
	1,717,853	September 22, 1992
	1,717,855	September 22, 1992
CVX-300	1,723,546	October 13, 1992
SPECTRAGLIDE	1,732,806	November 17, 1992
SPECTRANETICS	1,741,106	December 22, 1992
EXTREME	1,741,114	December 22, 1992
ELCA	1,823,660	February 22, 1994
SAFE-CROSS	2,654,938	November 26, 2002
CLIRPATH	2,890,374	September 28, 2004
LLD	2,922,727	February 1, 2005
QUICK-CROSS	2,928,706	March 1, 2005

CLEARS	3,037,530	January 3, 2006
SLS	3,072,724	March 28, 2006
CLIRCROSS	3,140,487	September 5, 2006
TURBO-BOOSTER	3,354,066	December 11, 2007
TURBO ELITE	3,367,148	January 8, 2008
ThromCat	3,386,550	February 19, 2008
LLD EZ	3,562,200	January 13, 2009
SPNC	3,737,800	January 12, 2010
CROSS-PILOT	3,741,047	January 19, 2010
VISISHEATH	3,768,583	March 30, 2010
TURBO-TANDEM	3,782,516	April 27, 2010
TORQMAX	3,832,560	August 10, 2010
APPLICATIONS
NONE
COLLECTIVE MEMBERSHIP MARKS
NONE
UNREGISTERED MARKS
NONE
(i)Taxes. Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of Company or any Affiliate, as the case may be, are required to be filed, and Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.
(j)Titles and Liens. Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.
(k)No Defaults. Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on Company's financial condition, properties or operations.
(l)Submissions to Wells Fargo. All financial and other information provided to Wells Fargo by or on behalf of Company in connection with this Agreement (i) is true, correct and complete in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.
(m)Financing Statements. Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents. When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.
(n)Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.
(o)Employee Benefit Plans.
(i)Maintenance and Contributions to Plans. Except as disclosed below, neither Company nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).
(ii)Knowledge of Plan Noncompliance with Applicable Law. Except as disclosed below, neither Company nor any ERISA Affiliate has (A) knowledge that Company or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan's tax-qualified status.

(iii)Funding Deficiencies and Other Liabilities. Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans
Company offers:

401k plan
Medical, dental and vision
Medical Flexible Spending
Dependent Care Flexible Spending
Basic and voluntary employee life insurance
Basic and voluntary spouse life insurance
Basic and voluntary child life insurance
Employee assistance program
Short term disability
Long term disability
Employee Stock Purchase Plan
Incentive Stock Option Plan

(p)Environmental Matters.
(i)Hazardous Substances on Premises. Except as disclosed below, and to Company's knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, Company has never stored, buried, spilled, leaked, discharged, emitted or released any Hazardous Substance in, on or under the Premises in such a way as to create a material liability.
(ii)Disposal of Hazardous Substances. Except as disclosed below, Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.
(iii)Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below and to Company's knowledge, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant to such an Environmental Law.
(iv)Compliance with Environmental Law; Permits and Authorizations. Except as disclosed below and to Company's knowledge, Company (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.
(v)Status of Premises. Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
(vi)Environmental Audits, Reports, Permits and Licenses. Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company's businesses.

Environmental Matters
Company is periodically audited by Colorado Springs Utilities regarding waste water discharge, the State of Colorado regarding air emissions, and the Colorado Springs Fire Department concerning hazardous waste.  There are no open issues or findings from any of the external environmental audits.

Schedule D to Credit and Security Agreement
UNITED STATES PATENTS

UNITED STATES ISSUED PATENTS

Title	Patent Number	Issue Date
APPARATUS AND METHODS FOR DIRECTIONAL DELIVERY OF LASER ENERGY (Patent is missing an assignment from Scott Tedder; a decision for Inventor Refusing to Join-In was Granted.)	7,846,153	December 7, 2010
THROMBECTOMY AND SOFT DEBRIS REMOVAL DEVICE	7,666,161	February 23, 2010
ENDOCARDIAL LEAD CUTTING APPARATUS	7,651,503	January 26, 2010
APPARATUS AND METHODS FOR DIRECTIONAL DELIVERY OF LASER ENERGY (Patent is missing an assignment from Scott Tedder--Company has filed a petition relating to the unavailability of Mr. Tedder to complete the assignment and petition for Non-Joining Inventor was granted.)	7,572,254	August 11, 2009
RADIO FREQUENCY GUIDE WIRE ASSEMBLY WITH OPTICAL COHERENCE REFLECTOMETRY GUIDANCE	7,563,262	July 21, 2009
LEAD LOCKING DEVICE AND METHOD	7,499,756	March 3, 2009
SHAPEABLE INTRALUMINAL DEVICE AND METHOD THEREFOR	7,303,533	December 4, 2007
EXPANDABLE LASER CATHETER	7,288,087	October 30, 2007
PROXIMAL COUPLER FOR OPTICAL FIBERS	7,050,692	May 23, 2006
METHOD FOR GUIDING A MEDICAL INSTRUMENT THROUGH A BODY	6,970,732	November 29, 2005
DEFLECTING CATHETER	6,951,554	October 4, 2005
RADIO FREQUENCY GUIDE WIRE ASSEMBLY WITH OPTICAL COHERENCE REFLECTOMETRY GUIDANCE	6,852,109	February 8, 2005
METHOD AND APPARATUS FOR DETERMINING NEOVASCULAR FLOW THROUGH TISSUE IN A VESSEL	6,842,639	January 11, 2005
LEAD LOCKING DEVICE AND METHOD	6,772,014	August 3, 2004
CATHETER HANDLE FOR CONTROLLING THE ADVANCEMENT OF A GUIDE WIRE	6,752,800	June 22, 2004
SYSTEMS AND METHODS FOR STEERING A CATHETER THROUGH BODY TISSUE	6,663,621	December 16, 2003
EXPANDABLE LASER CATHETER	6,485,485	November 26, 2002
SYSTEMS FOR GUIDING A MEDICAL INSTRUMENT THROUGH A BODY	6,463,313	October 8, 2002
CATHETER FOR CONTROLLING THE ADVANCEMENT OF A GUIDE WIRE	6,394,976	May 28, 2002
LEAD LOCKING DEVICE AND METHOD	6,324,434	November 27, 2001
SYSTEM AND METHOD FOR CONTROLLING TISSUE ABLATION	6,228,076	May 8, 2001

Schedule D- 1

GUIDE WIRE ASSEMBLY	6,193,676	February 27, 2001
LEAD LOCKING DEVICE AND METHOD	6,167,315	December 26, 2000
EXPANDABLE LASER CATHETER	6,106,515	August 22, 2000
SYSTEMS AND METHODS FOR GUIDING A MEDICAL INSTRUMENT THROUGH A BODY	6,063,093	May 16, 2000
SYSTEMS AND METHODS FOR GUIDING A MEDICAL INSTRUMENT THROUGH A BODY	6,048,349	April 11, 2000
SYSTEMS AND METHODS FOR STEERING A CATHETER THROUGH BODY TISSUE	6,013,072	January 11, 2000
PHOTOTHERAPY DEVICE AND METHOD	5,976,124	November 2, 1999
ASSEMBLIES AND METHODS FOR ADVANCING A GUIDE WIRE THROUGH BODY TISSUE	5,951,482	September 14, 1999
CATHETER FOR LASER TREATMENT OF ATHEROSCLEROTIC PLAQUE AND OTHER TISSUE ABNORMALITIES	5,916,210	June 29, 1999
PHOTOACOUSTIC DRUG DELIVERY (Prepared corrective Notice to link assignment to patent number and correct name; awaiting uncertified copy of Notice & coversheet from PTO)	5,836,940	November 17, 1998
METHOD FOR CONTEMPORANEOUS APPLICATION OF LASER ENERGY AND LOCALIZED PHARMACOLOGIC THERAPY (Prepared corrective Notice to link assignment to patent number and correct name; awaiting uncertified copy of Notice & coversheet from PTO)	5,817,144	October 6, 1998
FLUID CORE LASER ANGIOSCOPE (Prepared Assignment from Kenton Gregory to Latis; prepared corrective Notice to link assignment to patent number and correct name; awaiting uncertified copies of Notices & coversheets from PTO)	5,573,531	November 12, 1996
METHOD FOR CONTEMPORANEOUS APPLICATION OF LASER ENERGY AND LOCALIZED PHARMACOLOGIC THERAPY (Prepared corrective Notice to link assignment to patent number and correct name; awaiting uncertified copy of Notice & coversheet from PTO)	5,571,151	November 5, 1996
CATHETER FOR DELIVERY OF ELECTRIC ENERGY AND A PROCESS FOR MANUFACTURING SAME	5,836,946	November 17, 1998
CATHETER FOR DELIVERY OF ELECTRIC ENERGY AND A PROCESS FOR MANUFACTURING SAME	5,824,026	October 20, 1998
FIBER OPTIC GUIDE WIRE AND SUPPORT CATHETER THEREFOR (This patent is a divisional of Appl. 08/225,061, now USP 5,514,128) See below.	5,643,251	July 1, 1997
FIBER OPTIC GUIDE WIRE AND SUPPORT CATHETER THEREFOR 1)Prepared corrective coversheet for reel/frame 7045/0161 from Kevin Taylor to TSC, correct name and property no.; 2) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 3) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,514,128	May 7, 1996
MEDICAL CATHETER USING OPTICAL FIBERS THAT TRANSMIT BOTH LASER ENERGY AND ULTRASONIC IMAGING SIGNALS	5,486,170	January 23, 1996
TISSUE ABLATING DEVICE HAVING A DEFLECTABLE ABLATION AREA AND METHOD OF USING SAME	5,484,433	January 16, 1996
APPARATUS AND METHOD FOR ASPIRATING INTRAVASCULAR, PULMONARY AND CARDIAC OBSTRUCTIONS	5,476,450	December 19, 1995

Schedule D- 2

GUIDANCE AND DELIVERY SYSTEM FOR HIGH-ENERGY PULSED LASER LIGHT In process of filing 3 request for corrective Notices 1) TSC (name correction); 2) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 3) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,470,330	November 28, 1995
FIBER OPTIC CATHETER WITH SHORTENED GUIDE WIRE LUMEN In process of filing 3 request for corrective Notices 1) TSC (name correction); 2) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 3) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,456,680	October 10, 1995
PREIONIZER FOR LASER ASSEMBLY [This patent is missing an assignment from Advanced Interventional Systems to The Spectranetics Corporation; Inventor assigned to AIS & TSC. Waiting for additional documents from PTO]	5,438,587	August 1, 1995
RADIOPAQUE TIP MARKER FOR ALIGNMENT OF A CATHETER WITHIN A BODY	5,429,617	July 4, 1995
FIBER OPTIC CATHETER WITH TWISTABLE TIP (In process of filing 2 request for corrective Notices; 1) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 2) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,429,604	July 4, 1995
OPTICAL CATHETER WITH STRANDED FIBERS CON of 07/937,065 (abandoned). Will file Assignment from parent In process of filing 2 request for corrective Notices; 1) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 2) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,415,653	May 16, 1995
HALOGEN COMPATIBLE LASER HEAD In process of filing 2 request for corrective Notices; 1) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 2) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,412,682	May 2, 1995
METHOD AND APPARATUS FOR LINEARLY SCANNING ENERGY OVER AN OPTICAL FIBER ARRAY AND COUPLER FOR COUPLING ENERGY TO THE OPTICAL FIBER ARRAY (CON of 07/882,597, now abandoned) Will file Assignment from parent In process of filing 2 request for corrective Notices; 1) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 2) Silicon to TSC & Polymicro (should be listed as 2 entities not one	5,400,428	March 21, 1995
EXPANDABLE FIBEROPTIC CATHETER AND METHOD OF INTRALUMINAL LASER TRANSMISSION	5,395,361	March 7, 1995
APPARATUS AND METHOD FOR OPTICALLY CONTROLLING THE OUTPUT ENERGY OF A PULSED LASER SOURCE [The assignee is listed as “Spectranetics” and not “The Spectranetics Corporation”] Assignment in file. Request to Correct Notice of Recordation Prepared and Filed 11/13/2010. Waiting for additional documentation from PTO	5,383,199	January 17, 1995
TURN LIMITER FOR A CATHETER WITH TWISTABLE TIP	5,352,197	October 4, 1994
MEDICAL CATHETER USING OPTICAL FIBERS THAT TRANSMIT BOTH LASER ENERGY AND ULTRASONIC IMAGING SIGNALS	5,350,377	September 27, 1994

Schedule D- 3

POLARIZING DEVICE WITH OPTICALLY CONTACTED THIN FILM INTERFACE FOR HIGH POWER DENSITY ULTRAVIOLET LIGHT	5,339,441	August 16, 1994
MOUNT FOR OPTICAL FIBERS In process of filing 3 request for corrective Notices 1) TSC (name correction); 2) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 3) Silicon to TSC & Polymicro(should be listed as 2 entities not one)	5,321,783	June 14, 1994
APPARATUS AND METHOD FOR SOFT FOCUSING ENERGY INTO AN OPTICAL FIBER ARRAY	5,315,614	May 24, 1994
FIBEROPTIC COUPLER In process of filing 1) Assignment from inventors to TSC; request for corrective Notice 2) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 3) Silicon to TSC & Polymicro (should be listed as 2 entities not one)	5,267,993	December 7, 1993
TWO-PIECE TIP FOR FIBER OPTIC CATHETER In process of filing 3 request for corrective Notices 1) TSC (name correction); 2) TSC & Polymicro (should be listed as 2 entities w/separate addresses); 3) Silicon to TSC & Polymicro(should be listed as 2 entities not one)	5,263,952	November 23, 1993
OPTICAL FIBER CATHETER WITH SPACED OPTICAL FIBER	5,250,045	October 5, 1993

Schedule D- 4

UNITED STATES PATENT APPLICATIONS AND ADDITIONS

Title	Serial Number	Filing Date
OFFSET CATHETER	12/333,427	December 12, 2008
ECCENTRIC BALLOON LASER CATHETER [The assignee is listed as “Spectranetics” and not “The Spectranetics Corporation”] Assignment in file. Request to Correct Notice of Recordation Prepared and Filed 11/13/2010. Waiting for additional documentation from PTO
	12/337,190	December 17, 2008
THROMBECTOMY AND SOFT DEBRIS REMOVAL DEVICE Assignment in parent 020078/0630. Waiting for additional documentation from PTO in order to file correction	12/705,332	February 12, 2010
BIASING LASER CATHETER: MONORAIL DESIGN	12/265,441	November 5, 2008
TAPERED LIQUID LIGHT GUIDE	12/176,886	July 21, 2008
LASER CATHETER CALIBRATOR	11/946,376	November 28, 2007
LIQUID LIGHT-GUIDE CATHETER WITH OPTICALLY DIVERGING TIP	12/254,254	October 20, 2008
LASER-ASSISTED GUIDEWIRE HAVING A VARIABLE STIFFNESS SHAFT	12/296,270	April 4, 2007
TUNABLE NANOPARTICLE TAGS TO ENHANCE TISSUE RECOGNITION [The assignee is listed as “Spectranetics” and not “The Spectranetics Corporation”] Assignment in file. Request to Correct Notice of Recordation Prepared and Filed 11/13/2010. Waiting for additional documentation from PTO in order to file correction
	11/966,214	December 28, 2007
RAPID EXCHANGE BIAS LASER CATHETER DESIGN	12/337,232	December 17, 2008
LOW-LOSS POLARIZED LIGHT DIVERSION (Latis)	11/952,223	December 7, 2007
INTRA-VASCULAR DEVICE WITH PRESSURE DETECTION CAPABILITIES USING PRESSURE SENSITIVE MATERIAL	11/937,583	November 9, 2007
LIQUID LIGHT GUIDE CATHETER HAVING BIOCOMPATIBLE LIQUID LIGHT GUIDE MEDIUM [The assignee is listed as “Spectranetics” and not “The Spectranetics Corporation”] Assignment in file. Request to Correct Notice of Recordation Prepared and Filed 11/13/2010. Waiting for additional documentation from PTO in order to file correction
	11/923,488	October 24, 2007
MULTI-PORT LIGHT DELIVERY CATHETER AND METHODS FOR THE USE THEREOF	11/616,214	December 26, 2006
RETRACTABLE SEPARATING SYSTEMS AND METHODS	11/615,006	December 22, 2006
TISSUE SEPARATING SYSTEMS AND METHODS	11/615,005	December 22, 2006
THROMBECTOMY AND SOFT DEBRIS REMOVAL DEVICE	11/871,908	October 12, 2007
SHAPEABLE INTRALUMINAL DEVICE AND METHOD THEREFOR	11/949,987	December 4, 2007
LASER-ASSISTED GUIDEWIRE HAVING A VARIABLE STIFFNESS SHAFT	11/696,618	April 4, 2007
THROMBECTOMY AND SOFT DEBRIS REMOVAL DEVICE	10/832,830	April 27, 2004
LEAD LOCKING DEVICE AND METHOD (Case is DIV of 09/931,961, will file assignment document from the 961 case, correctly assigned).	10/877,190	June 25, 2004
ENDOCARDIAL LEAD CUTTING APPARATUS	11/187,553	7/22/2005

Schedule D- 5

ENDOCARDIAL LEAD REMOVING APPARATUS	11/190,550	2/27/2005
ENDOCARDIAL LEAD REMOVING APPARATUS	11/484,825	7/11/2006
TUNABLE NANOPARTICLE TAGS TO ENHANCE TISSUE RECOGNITION The assignee is listed as “Spectranetics” and not “The Spectranetics Corporation”; Waiting for additional documentation from PTO	11/966,214	12/28/2007
EXPANDABLE LASER CATHETER (parent case assigned to TSC waiting for additional documentation from PTO) (Assigned corrected in parent USP 7,288,087)	11/888,027	7/30/2007
FORCE ASSESSMENT DEVICE AND METHOD FOR LEAD EXTRACTION (waiting for additional documentation from PTO)	12/392,944	2/25/2009
SNARING SYSTEMS AND METHODS (reel/frame 025456/0832)	12/878,648	9/9/2010
CARDIOVASCULAR IMAGING SYSTEM (Case is a CIP of 7,572,254, will record the assignment document from the 7,572,254 for Chris Hebert)	12/649,759	12/30/2009

Schedule D- 6

Exhibit E to Credit and Security Agreement
COMPLIANCE CERTIFICATE
To: Wells Fargo Bank, National Association
Date: ___________________, 20__
Subject: Financial Statements
In accordance with our Credit and Security Agreement dated February 25, 2011 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of The Spectranetics Corporation (the “Company”) dated _______________, 20__ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A.	Preparation and Accuracy of Financial Statements.
I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company's financial condition as of the Reporting Date.

B.	Name of Company; Merger and Consolidation.
I certify that:
(Check one)

☐	Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.
☐
Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, or ☐ is more fully described in the statement of facts attached to this Certificate.

C.	Events of Default.
I certify that:
(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.
☐
I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.	Litigation Matters.
I certify that:
(Check one)

☐
I have no knowledge of (i) any litigation exposure of Company or any of its Affiliates not previously reported to Wells Fargo in writing or (ii) any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐
I have knowledge of (i) litigation exposure of Company or any of its Affiliates not previously reported to Wells Fargo or (ii) material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.	Financial Covenants.
I further certify that:
(Check and complete 1, 2, 3, 5 and 6 below (x) if Liquidity at any time is less than $15,000,000, or the unpaid principal amount of the Revolving Note exceeds zero at any time during the applicable period or on the Reporting Date or the Borrowing Base Reserves at any time exceed $1,000,000 in the aggregate, (y) if, after the initial Advance, the unpaid principal amount of the Revolving Note is zero for thirty consecutive days, for the Reporting Dates that occur during the quarter in which the unpaid principal amount of the Revolving Note was paid down to zero and the first full quarter following the date on which the unpaid principal amount of the Revolving Note was paid down to zero, and (z) if there are no unreimbursed Advances outstanding and Company has given Wells Fargo notice of its request for an Advance under Section 1.3(b), for the Reporting Dates that occurred during the quarter preceding the quarter during which such notice was given; check and complete 4 below monthly.)
1.Minimum Book Net Worth. Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Company's Book Net Worth was $____________, which ☐  satisfies ☐ does not satisfy the requirement that such amount be not less than $66,000,000 on the Reporting Date.

2.Minimum Adjusted EBITDA. Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company's Adjusted EBITDA was $__________, which ☐ satisfies ☐ does not satisfy the requirement that Adjusted EBITDA be not less than the amount set forth in the table below on the Reporting Date:

Period	Minimum Net Income
The twelve months ending December 31, 2010	$5,000,000
The twelve months ending March 31, 2011	$5,000,000
The twelve months ending June 30, 2011	$5,000,000
The twelve months ending September 30, 2011	$6,000,000
The twelve months ending December 31, 2011 and the twelve months ending on the last day of each quarter thereafter	$8,000,000
3.Capital Expenditures. Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended _______________, 20__ for Capital Expenditures, $________________ in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $13,000,000 in the aggregate during Company's current fiscal year.
4.Maximum Indemnification Expenses. Pursuant to Section 5.2(d) of the Credit Agreement, for the period beginning on January 1, 2010 and ending on the Reporting Date, Company has paid and accrued costs and expenses related to its indemnification or defense of current and former Officers in an amount equal to $________ in the aggregate, which ☐ exceeds ☐ does not exceed $11,500,000.
5.Liquidity. Pursuant to Section 5.1(q) of the Credit Agreement, at all times Liquidity ☐ was equal to or exceeded $15,000,000 ☐ was less than $15,000,000.
6.Salaries. Pursuant to Section 5.8 of the Credit Agreement, Company ☐ has ☐ has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director or Officer by more than the amount deemed reasonable by the compensation committee of Company.
Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company's compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

The Spectranetics Corporation

By:
Name:	Guy A. Childs
Its:	Chief Financial Officer

Exhibit F to Credit and Security Agreement
PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
Dell Financial Services L.P.	Equipment	Delaware Secretary of State	1/21/2008	2008 0245611
Dell Financial Services L.P.	Equipment	Delaware Secretary of State	1/23/2008	2008 0282465
Dell Financial Services L.L.C.	Equipment	Delaware Secretary of State	4/24/2008	2008 1432085
General Electric Capital Corporation	Equipment	Delaware Secretary of State	9/30/2008	2008 3313978
Insight Direct USA dba Insight Global Finance	Equipment	Delaware Secretary of State	5/13/2009	2009 1513321

INDEBTEDNESS

Creditor	Principal Amt. as of January 31, 2011	Maturity Date	Monthly Payment	Collateral
Dell Financial Services L.P.	$4,598.37	4/28/2011	$1,532.79	Equipment
Dell Financial Services L.P.	$4,374.88	9/1/2011	$546.86	Equipment
Dell Financial Services L.L.C.	$635.76	5/4/2011	$158.94	Equipment
General Electric Capital Corporation	$26,748	10/10/2011	$3,191.93	Equipment
Insight Direct USA dba Insight Global Finance	$93,334.08	5/19/2013	$3,546.69	Equipment

F- 1

GUARANTIES
NONE

F- 2